Exhibit 99.B2(a)(i)

CERTIFICATE OF TRUST

OF

ING INFRASTRUCTURE DEVELOPMENT EQUITY FUND

a Delaware Statutory Trust

This Certificate of Trust of ING INFRASTRUCTURE DEVELOPMENT EQUITY FUND (the “Fund”), dated as of this 6th day of November, 2007, is being duly executed and filed, in order to form a statutory trust pursuant to the Delaware Statutory Trust Act (the “Act”), Del. Code Ann. Title 12, §§3801-3826.

NAME.  The name of the statutory trust formed hereby is:

“ING INFRASTRUCTURE DEVELOPMENT EQUITY FUND.”

REGISTERED OFFICE AND REGISTERED AGENT.  Prior to or within 180 days following the first issuance of beneficial interests, the Fund will be or become a registered investment company under the Investment Company Act of 1940, as amended.  Therefore, in accordance with Section 3807(b) of the Act, the Fund has and shall maintain in the State of Delaware a registered office and a registered agent for service of process.

REGISTERED OFFICE.  The registered office of the Fund in Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

REGISTERED AGENT.  The registered agent for service of process on the Fund in Delaware is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned, being the sole Trustee of the Fund, does hereby make and enter into this Certificate of Trust as of the date first-above written.

/s/ Michael J. Roland
Michael J. Roland
Trustee

The principal place of business of the Fund is 7337 East Doubletree Ranch Road, Scottsdale, AZ 85258.